COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the ten months ended December 31, 2001 and 2000, and for the five fiscal years ended February 28, 2001 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                   Ten months ended
                                     December 31,                             Fiscal Years Ended February 28(29),
                              ------------------------------  ------------------------------------------------------------------------------
                                   2001           2000            2001            2000             1999            1998           1997
                              --------------- --------------  -------------  ---------------  --------------- --------------- --------------
Net earnings                       $486,006        $271,685        $374,153        $410,243         $385,401       $344,983        $257,358
Income tax expense                  302,613         153,200         211,882         220,955          246,404        220,563         164,540
Interest charges                  1,474,719       1,076,432       1,330,724         904,713          962,303        556,032         418,682
Interest portion of rental
  expense                            16,201          14,706          17,745          19,080           14,898         10,055           7,420
                              --------------- --------------  ------------------------------  --------------- --------------- --------------

Earnings available to cover
  fixed charges                $2,279,539        $1,516,023    $1,934,504        $1,554,991       $1,609,006     $1,131,633        $848,000
                              =============== ==============  =============  ===============  =============== =============== ==============

Fixed charges
  Interest charges               $1,474,719      $1,076,432      $1,330,724        $904,713         $962,303       $556,032        $418,682
  Interest portion of rental
    expense                          16,201          14,706          17,745          19,080           14,898         10,055           7,420
                              --------------- --------------  -------------  ---------------  --------------- --------------- --------------

      Total fixed charges        $1,490,920      $1,091,138      $1,348,469        $923,793         $977,201       $566,087        $426,102
                              =============== ==============  =============  ===============  =============== =============== ==============

Ratio of earnings to fixed
  charges                           1.53            1.39            1.43           1.68             1.65            2.00            1.99
                              =============== ==============  =============  ===============  =============== =============== ==============